Exhibit 99.1

Quarter-to-Date
Sales Update

February 22, 2008

(% change versus PY)	January 2008	Commentary
Consolidated Sales	13%	Solid underlying growth of 6% continues, driven by Tonnage and
Electronics & Performance Materials segments partially offset by lower Equipment & Energy segment sales (2%). Currency +4%,
		acquisitions +3% and natural gas pass-thru +2%.
Merchant Gases	13%	Growth in North America and Asia with Europe soft. Continued
positive pricing trends. Argon and helium availability continued
to constrain volume growth. Lower equipment activity reduced underlying growth by (5%). Currency +7% and acquisitions
		+6%.
Tonnage Gases	24%	Strong sales growth driven by higher volumes across all products. Currency +4%, acquisitions +2% and higher natural gas pass-thru +6%.
Electronics and Performance Materials	11%	Strong sales growth driven by underlying industry growth across most product lines. Electronics growth was driven by high
industry utilizations, the ramping of tonnage facilities and strong equipment sales. Performance Materials growth was driven by
		higher volumes in all regions. Currency +2%.
Healthcare	7%	Sales increased 7% due to currency. Strength in the Europe homecare business was largely offset by lower US revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.